Exhibit 99(h)(5)

U.S. Bancorp Asset Management, Inc.

A

AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

This Amendment as of the date written below to the Sub-Administration Servicing Agreement dated July 1, 2005 (the “Agreement”) is entered into by and between U.S. Bancorp Asset Management, Inc., (“USBAM”) and U.S. Bancorp Fund Services, LLC (“USBFS”).

WHEREAS, USBAM and USBFS desire to amend the fee Schedule B of the Agreement to add the fees for the Investment Fund Reporting Modernization rule adopted by the SEC on January 17, 2017, including the preparation and filing of Form N-CEN.

NOW, THEREFORE, the parties agree as follows:

1.	USBAM shall pay the following additional fees associated with complying with the requirements of the Rule, including the preparation and filing of Form N-CEN:

$250 per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-CEN requirements.

2.	The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Sub- Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

U.S. BANCORP ASSET MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jill M. Stevenson	By:	/s/ Jason Hadler

Name:	Jill M. Stevenson	Name:	Jason Hadler

Title:	Head of Operations & Mutual Funds Treasurer	Title:	Senior Vice President

Date:	Jill M. Stevenson	Date:	8/15/2018